Exhibit 5.1

April 1, 2022

Algoma Steel Group Inc.

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

Dear Sirs and Mesdames:

RE:	Algoma Steel Group Inc. (the “Company”) – Registration Statement on Form S-8

We have acted as local counsel to the Company, a corporation organized under the laws of the Province of British Columbia, in the Province of British Columbia in connection with the registration statement on Form S-8 (including all amendments thereto, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 8,849,266 common shares in the capital of the Company (the “Equity Incentive Plan Shares”) issuable in accordance with the terms and conditions of the Company’s Omnibus Equity Incentive Plan dated October 19, 2021 (the “Equity Incentive Plan”) and any agreement entered into in connection therewith (collectively with the Equity Incentive Plan, the “Equity Incentive Plan Documents”).

1.	SCOPE OF REVIEW

For the purpose of the opinions hereinafter expressed, in our capacity as local counsel for the Company as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, an executed copy of an officer’s certificate in respect of the Company dated as of the date hereof (the “Officer’s Certificate”) certifying certain matters of fact relevant to the opinions set forth herein and to which are attached the Company’s notice of articles and articles and the resolutions of the directors of the Company authorizing and approving, among other things, the adoption by the Company of the Equity Incentive Plan and the issuance of the Equity Incentive Plan Shares.

Other than in respect of certain local law matters contemplated in the Registration Statement, we have not participated in the preparation of any of the documentation relating to the Registration Statement nor reviewed any other documentation relating to the Company or the issuance of the Equity Incentive Plan Shares except as expressly stated herein.

2.	ASSUMPTIONS AND QUALIFICATIONS

For the purposes of the opinions expressed herein, without independent investigation or verification and with your concurrence, we have assumed:

2.1

the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic, conformed, notarial or facsimile copies;

2.2

the accuracy and completeness of all statements of fact made in the Officer’s Certificate and the documents attached to the Officer’s Certificate and that all such statements and documents remain accurate and complete at the time this opinion is delivered; and

2.3

that none of the documents examined by us have been amended or modified in any manner since the date they were submitted to us, whether by written or oral agreement, by conduct of the parties thereto, or otherwise.

Further, whenever our opinion refers to securities of the Company, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy or value of any consideration received by the Company therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

3.	RELIANCE

In giving the opinions set out herein, and as to various factual matters material to this opinion, we have relied exclusively and without further investigation or independent verification on our review of the copies of such materials relating to the Company as are attached to the Officer’s Certificate and our knowledge and analysis of the laws of the Province of British Columbia and the federal laws of Canada applicable therein (collectively, “Applicable Law”) as it applies to such opinions. Without limiting the foregoing, we have not reviewed the minute book or any other corporate records of the Company, save and except for the extracts therefrom copies of which are attached to the Officer’s Certificate.

4.	LAW AND SCOPE OF OPINIONS

The opinions expressed below are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia at the date of this opinion letter and we have made no investigation of and express no opinion herein in respect of the laws, or any matters governed by any laws, of any other jurisdiction. We assume no duty to communicate with you with respect to any change in law that comes to our attention hereafter.

5.	OPINIONS

Based and relying on and subject to the foregoing assumptions and limitations and subject to the limitations and qualifications set out herein, we are of the opinion that the Equity Incentive Plan Shares have been duly authorized and, upon issuance of the Equity Incentive Plan Shares in accordance with the terms and conditions of the Equity Incentive Plan Documents, including receipt by the Company of the consideration therefor, the Equity Incentive Plan Shares will be validly issued as fully paid and non-assessable common shares in the authorized share structure of the Company.

We hereby consent to the reference to us under the heading “Index to Exhibits” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Lawson Lundell LLP